Exhibit 99.1

Concord Acquisition Corp III Announces Pricing of

Upsized $300 Million Initial Public Offering

New York, NY, Nov. 4, 2021 — Concord Acquisition Corp III (the “Company”), today announced the pricing of its initial public offering of 30,000,000 units, upsized from 25,000,000 units, at a price of $10.00 per unit. The units are expected to be listed on the New York Stock Exchange (the “NYSE”) and trade under the ticker symbol “CNDB.U” beginning November 4, 2021. Each unit consists of one share of the Company’s Class A common stock and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Company expects that its Class A common stock and warrants will be listed on the NYSE under the symbols “CNDB” and “CNDB.WS,” respectively.

The Company was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue a merger opportunity in any industry or sector, it intends to capitalize on the ability of its management team and sponsor to identity, acquire and manage a business in the financial services and financial technology sectors, including payments, enterprise software, and data analytics.

Citigroup Global Markets Inc. and Cowen and Company, LLC are serving as the joint book running managers for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 4,500,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (800) 831-9146 or by email at prospectus@citi.com; or Cowen and Company, LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attn: Prospectus Department, by telephone at (833) 297-2926 or by email at postSaleManualRequests@broadridge.com.

A registration statement relating to the securities has been filed with the U.S. Securities and Exchange Commission (the “SEC”) and became effective on November 3, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is expected to close on November 8, 2021, subject to customary closing conditions.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds thereof. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Concord Acquisition Corp III

Jeff Tuder

jeff@tremsoncapital.com